                                                                    EXHIBIT 99.8

                                     CONSENT

         The undersigned, who has agreed to serve as a member of the Board of Directors of Avanex Corporation (the "Company") following the completion of the merger between Oplink Communications, Inc. and Pearl Acquisition Corp., a wholly-owned subsidiary of the Company, hereby grants the Company consent to use his name in its Registration Statement on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated:  May 14, 2002


/s/Frederick Fromm
-----------------------
Frederick Fromm